Exhibit 2.3-Amendment No. 2 to DeFi Merger Agreement:Dated September 29, 2009

AMENDMENT NO.2

TO

AGREEMENT AND PLAN OF MERGER

BETWEEN

LION CAPITAL HOLDINGS, INC.,

AND

DEFI MOBILE LTD.

Amendment No. 2,  including Exhibit A and the Share Exchange Agreement attached hereto, (collectively the “Amendment”) dated as of September 29, 2009, between Lion Capital Holdings, Inc., a Delaware corporation (“Parent”), and DeFi Mobile, Ltd., a Delaware corporation (the “Company”), to the Agreement and Plan of Merger Agreement between the parties dated as of July 10, 2009, as amended by Amendment No.1, dated August 7, 2009 (the “Agreement”).

Parent and the Company hereby agree to amend the Agreement as follows:

1.  Amendment. Except as expressly provided for in this Amendment, the Agreement will remain unchanged and in full force and effect. Capitalized terms used herein but not defined have the meanings set forth in the Agreement. References to “Sections” mean Sections of the Agreement.

2. Exchange Agreement. The parties desire to restructure the Merger Agreement to provide for a share exchange. The Merger Agreement shall automatically terminate immediately prior the closing of the share exchange agreement contemplated in the attached Exhibit A.

3. General. This Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, Parent and Company have signed this Amendment as of the date first written above.

DEFI MOBILE LTD.	LION CAPITAL HOLDINGS, INC.

/s/ Jeffrey P. Rice By: Jeffrey P. Rice Its: Chief Executive Officer	/s/ Timothy Page By: Timothy Page Its: Chief Executive Officer

Exhibit A

SHARE EXCHANGE AGREEMENT

    THIS AGREEMENT (the “Agreement” and/or the “Share Exchange”) is entered into on the date signed below (“Agreement Date”) and shall take effect as of September 29, 2009 (“Effective Date”), between Lion Capital Holdings, Inc., a Delaware corporation (“Lion”) and DeFi Mobile, Ltd., a Delaware corporation (“DeFi”).

REPRESENTATIONS

A.   Lion is a corporation organized and existing under the laws of the State of Delaware.

B.   The authorized capital stock of Lion consists of _____________ (__________) shares of common stock, par value $[.01] (“Lion Common Stock”), of which approximately ________________________ (_________) shares are duly issued and outstanding as of the Agreement Date, and ______________ shares of preferred stock, par value $___, none of which are issued and outstanding.

C.   DeFi is a corporation organized and existing under the laws of the State of Delaware whose Balance Sheets as of June 30, 2009 is attached hereto as Exhibit B and are complete and accurate.

D.   The authorized capital stock of DeFi consists of thirty eight million one hundred thousand (38,100,000) shares of common stock, par value $0.0001 (“DeFi Common Stock”), of which six million three hundred sixty one thousand one hundred eleven (6,361,111) shares are duly issued and outstanding as of the Agreement Date, and eight million one hundred thousand (8,100,000) shares of preferred stock, par value $0.0001, of which four million six hundred thousand (4,600,000) are designated as “Series A Preferred Stock”, of which four million four hundred sixty five thousand and seventy five (4,465,075) shares of Preferred Series A are duly issued and outstanding and 3,500,000 are designated as “Series B Preferred Stock” shares of which none are issued and outstanding as of the Agreement Date.

E.   Lion and DeFi enter into this Agreement whereby Lion will acquire all of the issued and outstanding stock of DeFi by issuing approximately 62,791,078 restricted shares of Lion Common Stock of to the shareholders of DeFi in exchange for approximately 62,791,078 shares of DeFi Common Stock.  Lion and DeFi intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

    In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Share Exchange; Effectiveness

    The shareholders of shares of Common Stock of DeFi shall exchange all  or substantially all of their shares, but in any event not less than 80% of the outstanding DeFI shares, for his or her proportionate share of approximately 62,791,078 newly issued restricted shares of Common Stock of Lion in accordance with the terms and conditions of this Agreement and subject to adjustment for accrued interest upon conversion of the convertible debt of DeFi, upon the execution of this Agreement by DeFi and Lion and the receipt by Lion of all or substantially all, but in any event not less than 80% of the issued in DeFi on the date for the effectiveness of this Agreement (the “Effective time of the Share Exchange”).

2.  Exchange of Shares

    At the Effective Time of the Share Exchange:

    (a)  Each exchanging shareholder of DeFi shall be issued his or her proportionate restricted share(s) of fully paid and nonassessable common stock of Lion as stated in section 1.  Each shareholder of DeFi shall sign an Investment Letter attached hereto as Exhibit A pursuant to Rule 144 upon receiving Lion shares, which shall demonstrate said shareholders status as an Accredited Investor under applicable securities laws, confirm said shareholder’s understanding that the shares are restricted, and

    (b)  All shares of capital stock of DeFi that are tendered to Lion shall be retained by Lion and DeFi shall become a wholly owned or majority owned subsidiary of Lion.

3.   Implementation

    Each of Lion and DeFi shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Delaware to consummate and make effective the Share Exchange, including the assumptions of outstanding warrants of Defi in accordance with their terms and conditions.

4.  Amendment

    This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of DeFi and Lion.

5.

All representations and warranties made by the parties in the Agreement and Plan of Merger, between the parties dated as of July 10, 2009, as amended, shall remain in full force and effect, and shall serve as additional consideration to the parties for their respective execution of this Agreement.

6.

Subject to Section 3 and concurrently with the Closing, all warrants, options, convertible debt, and any and all other outstanding obligations or claims for the future issuance of DeFi equity securities shall be extinguished, on such terms and with the payment of such consideration, if any, as shall be acceptable to Lion, and such transactions shall be documented in writing.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

LION CAPITAL HOLDINGS, INC.

By: ___________________________________

Tim Page, Chief Executive Officer

DEFI MOBILE, LTD.

By:

____________________________________

Jeffrey Rice, Chief Executive Officer

Exhibit A

Lion Capital Holdings, Inc.

9211 Waterford Centre Blvd, Suite 200

Austin TX 78758

ATTN:  Chief Executive Officer

Re:

Share Exchange Agreement

The undersigned, Shareholder, does hereby represent and agree to the following:

Authority.  Shareholder approves the share exchange agreement between Lion Capital Holdings, Inc., a Delaware corporation (“Lion”) and DeFi Mobile, Ltd., a Delaware corporation (“DeFi”) and has the full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated by it and in connection with it.

Ownership of Shares. Shareholder beneficially owns all of the shares of DeFi common stock delivered to Lion Capital for exchange.  Shareholder has full power and  authority to transfer  such shares of  Defi to Lion under,  pursuant to, and in accordance  with, this Agreement,  and such  shares are free and clear of any  liens,  charges,  mortgages,  pledges or encumbrances  and such shares are not subject to any claims as to the  ownership thereof,  or any rights,  powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Investment Representations and Covenants.

(i) Shareholder  represents  that  they  are acquiring  the  shares of Lion Common  Stock to be issued  pursuant  to this Agreement and the Share Exchange Agreement for their own  accounts and for investment only and not with a view to  distribution  or resale  thereof  within the  meaning of such phrase as defined under the Securities Act of 1993, as amended (the “Securities Act”). The Shareholders shall not dispose of any part or all of such shares of Lion Common Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the U.S. Securities and Exchange Commission (“SEC”) and all applicable provisions of state securities laws and regulations. The Shareholder further acknowledges that

(ii) The certificate or certificates representing the shares of Lion Common Stock shall bear a legend setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Lion and with any transfer agents against the Lion Common Stock until the Lion Common Stock may be legally resold or distributed.

(iii) Shareholder acknowledges being informed that the shares of Lion Common Stock to be issued pursuant to this Agreement shall be unregistered, shall be “RESTRICTED SECURITIES” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  The Shareholder further acknowledges that Lion does not have an obligation to currently register such   securities for the account of the Shareholder.

(iv) Shareholders acknowledges that they have been afforded access to all material information which they have requested relevant to their decision to acquire the shares of Lion Common Stock and to ask questions of Lion's management and that, except as set forth herein, neither Lion nor anyone acting on behalf of Lion has made any representations or warranties to the Shareholder which have induced, persuaded, or stimulated the Shareholder to acquire such shares of Lion Common Stock.

(v)  Either alone, or together with their investment advisor(s), they have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the  prospective investment in the shares of Lion Common Stock, and Shareholder is able to bear the economic risk of the investment in such shares of Lion Common Stock.  In addition, each is an “Accredited Investor”, as that term is defined under the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC.

(vi) The Lion Common Stock shall be subject to a 12 month lock-up period of beginning at the Closing ending 12 months from the date of Closing (the “Lock-Up Period”). During the Lock-Up Period, the Lion Common Stock may not be sold by the Security Holder, except as mutually agreed in writing by the Lion and the Security Holder, provided the lock-up requirements may be waived by the Lion in its sole discretion. In addition during the Lock-Up Period, Shareholder shall have the right to participate in any equity financing, on the same terms and conditions as the other investors in such financing, to maintain their pro-rata ownership provided only if the per share price in such financing is less than $0.25 per share of Lion Common Stock.

It is so agreed.

Dated: ___________, 2009
Signature of Stockholder

Printed Name of Stockholder

Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Number of Defi Shares of Common Stock exchanged and number of Lion Shares to be received:	________________________________________
Accepted:
Lion Capital Holdings, Inc.
By:___________________________________ Its:____________________________________ Dated:__________________________________